UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 22, 2013
ACCELERATED ACQUISITIONS XXII, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54614	45-4511161
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

1840 Gateway Drive, Suite 200, Foster City, California	94404
Address of Principal Executive Offices	Zip Code

Registrant’s Telephone Number, Including Area Code: 650-283-2653

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On April 18, 2013, NorthShore Variables LLC (“Purchaser”) agreed to acquire 23,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, NorthShore Variables LLC owned approximately 94% of the Company’s 24,850,000 issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously with the share purchase, Timothy Neher resigned as President, Secretary and Treasurer and a Director of the Company and Joseph Sandlin was simultaneously appointed to office of Chief Executive Officer, President, Secretary, Treasurer and a Director of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

On April 22, 2013, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the Company with certain financial advisory services in consideration of (a) an option granted by the company to AVP to purchase 1,500,000 shares of the company’s common stock at a price of $0.0001 per share (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $50,000 per month.  The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Resignation and Appointment of Director and Principal Officers.

On April 19, 2013, concurrent with the consummation of the share purchase by the Purchaser, Timothy Neher submitted his resignation as President, Secretary and Treasurer and a Director of the Company.  Simultaneously, the Board appointed and elected Joseph Sandlin to the office of Chief Executive Officer, President, Secretary, Treasurer and a Director of the Company.

Joseph Sandlin is Founder and Managing Member of NorthShore Variables LLC.  Mr. Sandlin has been trading, consulting and providing aviation services worldwide for over 36 years including jets and helicopters and\ other specialty products. Mr. Sandlin has flown over 100 different types of aircraft and owned many. He has been an airline transport pilot, and is rated in many aircraft including the Boeing 747-400, Gulfstream business Jets, and the Douglas DC-3. He is a certified helicopter instructor, seaplane bush pilot, all weather cargo carrier and a member of many professional aviation organizations. Buying and selling all categories of aircraft is one of many specialty services. NorthShore Variables, LLC has provided leasing, sales and charter services under Parts 121, 135, 133, and 137 of the FARs in large and smaller aircraft types ranging from jets to helicopters, specialized flight training, and utility work with helicopters, frequently involving agricultural and construction under Parts 91, 137 and 133. The company also manages, operates and services Gulfstream, C-130A, Falcon 50, Boeing 747, Beechcraft, Cessna and Hawker fixed wing Aircraft. The company’s Construction and Design division have built airports and facilities worldwide.

Previously, NorthShore Variables, LLC developed contracts and services with numerous U.S. Government, State, City and Foreign Countries. These activities ranged from Training, Transport, Disaster Response to Oil Spills and the Mexico Earthquake, to Environmental Studies using Remote Sensing, with NASA, NOAA, EPA, USGS, and USDA. Examples of service areas in the U.S. are Mount St. Helens and Hurricanes Studies in the Gulf of Mexico. The company has provided aircraft maintenance and modification programs with helicopters which have been with the Texas Department of Safety and American Eurocopter, with s surveillance system development for the AS350LE model; Bell FLIR applications for Border Protection; and full avionics, paint and Interior completions and upgrades of clients’ aircraft.
.

ITEM 9.01.	EXHIBITS

(d)	Exhibits

Number	Description

10.1	Subscription Agreement, dated as of April 19, 2013 by and among Accelerated Acquisitions XXII, Inc. and NorthShore Variables LLC.

10.2	Letter dated April 19, 2013, from Accelerated Venture Partners to Accelerated Acquisitions XXII, Inc. regarding the tender of shares for cancellation

10.3	Letter of resignation tendered by Timothy Neher on April 19, 2013.

10.4	2013 Employee, Director and Consultant Stock Plan

10.5	Consulting Agreement dated as of April 22, 2013 by and among Accelerated Acquisitions XXII, Inc. and Accelerated Venture Partners LLC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2013.

ACCELERATED ACQUISITIONS XXII, INC.

/s/ Joseph Sandlin
Joseph Sandlin
President and CEO